Promissory Note

This Promissory Note is made as of Feb 1, 2017, between Ci2i Services, Inc., a Washington corporation whose address is 4826 194th Avenue SE, Issaquah, WA 98027 (Ci2i), and

Swarn Singh, whose address is 6704 126th St SE, Snohomish, WA 98296 ("LENDER").

1. **Promise to Pay**

   Company agrees to pay Lender the total amount of $20,000, together with interest payable on the unpaid principal at the rate of 1.25% per month.

   Payment will be delivered to the LENDER's address listed above or other address mutually agreed upon by both parties.

2. **Repayment**

   The amount owed under this Promissory Note will be repaid in unequal installments on unspecified dates. All payments shall be first applied to interest and the balance to principal. Final re-payment of interest and principal shall be made on or before December 31, 2018.

3. **Late Payment Fees**

   If Company defaults in payment by more than 30 days of the time set forth herein, then Company shall pay an additional monthly late fee in the amount of 0.5% per month of the outstanding principal and interest.

4. **Additional Costs**

   In case of default in the payment of any principal or interest of this Promissory Note, Company will pay to Lender such further amount as will be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorney's fees, expenses, and disbursements. These costs will be added to the outstanding principal and will become immediately due.

5. **No Transfer of the Promissory Note**

   Company and Lender hereby agree that this Promissory Note is non-transferrable unless by written agreement signed by both Company and Lender.

6. **Amendment; Modification; Waiver**

   No amendment, modification or waiver of any provision of this Promissory Note or consent to departure therefrom shall be effective unless by written agreement signed by both Company and Lender.

7. **Successors**

   The terms and conditions of this Promissory Note shall inure to the benefit of and be binding upon the successors of either party

8. **Breach of Promissory Note**

   No breach of any provision of this Promissory Note shall be deemed waived unless it is waived in writing. No course of dealing and no delay on the part of Lender in exercising any right will operate as a waiver thereof or otherwise prejudice Lender's rights, powers, or remedies. No right, power, or remedy conferred by this Promissory Note upon Lender will be exclusive of any other rights, power, or remedy referred to in this Note, or now or hereafter available at law, in equity, by statute, or otherwise.

Initials and Date
Ci2i

S.S.

Initials and Date
LENDER

9. Acknowledgement of Risk

Both parties acknowledges that there is risk associated in this transaction and willingly enter into this agreement with that knowledge. By executing this agreement, the Parties acknowledge that they are fully informed about the state of the Company and of the Lender, have conducted their own due diligence before entering into this transaction, and are fully informed as to the associated risks.

10. Governing Law

The validity, construction and performance of this Promissory Note will be governed by the laws of Washington, excluding that body of law pertaining to conflicts of law. Company hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Ci2i Services, Inc.	**LENDER**
[signature]	[signature]
Signature	Signature
Ajay Sikka	Swarn Singh
Name (Print)	Name (Print)
	Lender
CEO	
Title	Title
2/1/2017	2/1/2017
Effective Date	Effective Date

[initials]
Initials and Date
Ci2i

S.S.
Initials and Date
LENDER